Exhibit 10.3

HOME FEDERAL BANK

CHANGE-IN-CONTROL AGREEMENT

This Change-in-Control Agreement (the “Agreement”) is entered into as of this 2nd day of July, 2007, by and between Home Federal Bank, a federally chartered savings bank and Curtis L. Hage (the “Employee”).  As used herein, the term “the Bank” shall mean Home Federal Bank, or if the context requires, its successor.

WHEREAS, the Employee is currently serving as Chairman and Chief Executive Officer of the Bank; and

WHEREAS, the Bank is a wholly-owned subsidiary of HF Financial Corp., (the Holding Company”), and the Holding Company offers its common stock for sale to the public and is subject to supervision by the Securities and Exchange Commission (“SEC”); and

WHEREAS, both the Bank and the Holding Company are subject to supervision by the Office of Thrift Supervision (the “OTS”); and

WHEREAS, the Board of Directors of the Bank recognizes that, as is the case with publicly held corporations generally, the possibility of a change-in-control of the Holding Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Bank, the Holding Company and its stockholders; and

WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change-in-control of the Holding Company, although no such change is now known of; and

WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 1 hereof.

NOW,THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.                                       Term of Agreement.  This Agreement will commence on the date hereof and shall continue  while the Employee is employed with the Bank; provided, however, that if the Employee gives Notice of Non-extension of Employee’s Employment Agreement, this Agreement shall terminate when the Employment Agreement terminates.

2.                                       Change-in-Control.  No benefits shall be payable hereunder unless there shall have been a Change-in-Control, as set forth below, and the Employee’s employment is terminated as described in this Agreement.  For purposes of this Agreement, a “Change-in-Control” shall mean:

a.                                       a change-in-control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Holding Company is then subject to such reporting requirement; or

b.                                      the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Holding Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Holding Company (i) representing 20% or more, but not more than 50%, of the combined voting power of the Holding Company’s then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors (as hereinafter defined); or (ii) representing more than 50% of the combined voting power of the Holding Company’s then outstanding securities (regardless of any approval by the Continuing Directors); provided, however, that notwithstanding the foregoing, no Change-in-Control shall be deemed to have occurred for purposes of this Agreement by reason of the ownership of 20% or more of the total voting capital stock of the Holding Company then issued and outstanding by the Holding Company, any subsidiary of the Holding Company or any employee benefit plan of the Holding Company or of any subsidiary of the Holding Company or any entity holding shares of the Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan (any such person or entity described in this clause is referred to herein as a “Company Entity”); or

c.                                       any acquisition of control as defined in 12 Code of Federal Regulations Section 574.4, or any successor regulation, of the Holding Company which would require the filing of an application for acquisition of control or notice of Change-in-Control in a manner which is set forth in 12 CFR Section 574.3, or any successor regulation; or

d.                                      the Continuing Directors (as hereinafter defined), cease to constitute a majority of the Holding Company’s Board of Directors; or

e.                                       the shareholders of the Holding Company approve (i) any consolidation or merger of the Holding Company in which the Holding Company is not the continuing or surviving Holding Company or pursuant to which shares of Holding Company stock would be converted into cash, securities or other property, other than a merger of the Holding Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving Holding Company immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Holding Company; or (iii) any plan of liquidation or dissolution of the Holding Company.

For purposes of this definition, “Continuing Director” shall mean any person who is a member of the Board of Directors of the Holding Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement as first written above; or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.  For purposes of this definition, “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly, of securities of the Holding Company representing 20% or more of the combined voting power of the Holding Company’s then outstanding securities, but shall not include the Investors or any Holding Company Entity; and “Affiliate” and “Associate” shall have their respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

3.                                       Termination Following a Change-in-Control.  If a Change-in-Control shall have occurred, Employee shall be entitled to the benefits provided in Section 4(a) hereof upon termination of Employee’s employment during the term of this Agreement unless such termination is:  (i) because of Employee’s death; (ii) by the Bank for Cause (as defined below); or (iii) by Employee other than for Good Reason (as defined below):

a.                                       Cause.  Termination by the Bank of Employee’s employment for “Cause” shall mean termination upon (i) material violation of a law or regulation which:  (a) governs the Employee’s conduct as an officer of the Bank; or (b) in the reasonable opinion of the Bank affects the Employee’s fitness  to serve in his/her position; (ii)  substantial neglect of the Employee’s duties; (iii) action or inaction, which materially and adversely impacts the Bank’s safety, soundness, security, assets, customers or employees; (iv) dishonesty of a material nature; (v) failure to comply with Bank material rules, regulations or policies; (vi) engaging in personal conduct which, when considering the Employee’s position with the Bank, would materially detract from its business reputation in the community served; (vii) material breach of any material covenant or condition of this Agreement; and (viii) willful and material misconduct.

Termination for Cause shall be preceded by a fair and complete investigation, including an opportunity for Employee to provide information he deems relevant.

b.                                      Good Reason.  Employee’s termination of employment for “Good Reason” shall mean termination by the Employee upon the occurrence, without his express written consent, within 24 months following a Change-in-Control of any one or more of the following:

(i)                                     the assignment to the Employee of any duties inconsistent in any respect with Employee’s position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change-in-Control or any other action of the Bank which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Bank promptly after receipt of notice thereof given by Employee;

(ii)                                  a reduction by the Bank in Employee’s base salary as in effect on the date hereof or as the same shall be increased from time-to-time;

(iii)                               the failure by the Bank to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which Employee was participating at the time of the Change-in-Control, or (b) provide the Employee with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change-in-Control (or as in effect following the Change-in-Control, if greater);

(iv)                              the failure of the Bank to obtain a satisfactory agreement from any successor to the Bank to assume and agree to perform this Agreement, as contemplated in Section 7 hereof; and

(v)                                 any purported termination by the Bank of the Employee’s employment that is not effected pursuant to a Notice of Termination (as defined below);

The Bank’s right to terminate Employee’s employment pursuant to this Subsection shall not be affected by the Employee’s incapacity due to physical or mental illness.  The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.  Employee’s termination of employment for Good Reason as defined in this Subsection 3(b) shall constitute termination for Good Reason for all purposes of this Agreement, notwithstanding that the Employee may also thereby be deemed to have “retired” under any applicable retirement programs of the Bank.

c.                                       Notice of Termination.  Any purported termination of the Employee’s employment by the Bank or by the Employee (other than by reason of the Employee’s death) within 24 months following the month in which a Change-in-Control occurs, shall be communicated by Notice of Termination to the other party hereto in accordance with Section 8 hereof.  No purported termination of the Employee’s employment by the Bank shall be effective if it is not pursuant to a Notice of Termination.  Failure by the Employee to provide Notice of Termination shall not limit any of the Employee’s rights under this Agreement except to the extent the Bank can demonstrate that it suffered actual damages by reason of such failure.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination (as defined below) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

d.                                      Date of Termination.  “Date of Termination” shall mean the date specified in the Notice of Termination (except in the case of the Employee’s death, in which case Date of Termination shall be the date of death); provided, however, that if the Employee’s employment is terminated by the Bank, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee and if the Employee terminates his employment for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Bank.

4.                                       Compensation Upon Termination.  Following a Change-in-Control and upon termination of employment during the term of this Agreement, the Employee shall be entitled to the following benefits:

a.                                       If employment by the Bank is terminated (A) by the Bank for any reason other than Cause, or (B) by the Employee for Good Reason, the Employee shall be entitled to the benefits, to be funded from the general assets of the Bank, provided below:

(i)                                     the Bank shall pay the Employee his full annual base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(ii)                                  the Bank shall pay the Employee in accordance with the terms of the Short-Term Incentive Plan, any incentive payment Employee has a right to receive on the last day of the fiscal year prior to Employee’s Date of Termination.

(iii)                               the Bank shall pay as severance pay to the Employee, on the 30th day following the Date of Termination, a lump sum severance payment equal to 2.99 times the sum of (A) the Employee’s annual base salary in effect at the time Notice of Termination is given or immediately prior to the date of the Change-in-Control, whichever is greater, and (B) the amount determined as follows: (1)  the amount that the Employee had accrued during the plan year under the Short-Term Incentive Plan as of the first of the month following the month in which the Change in Control occurred, annualized by dividing the amount accrued by the number of months from the start of the plan year to the first of the month following the month in which the Change in Control occurred multiplied by twelve; plus, (2)  the amount of each of the Short-Term Incentive Awards, if any, awarded to the Employee in the three years immediately prior to the Change in Control divided by four; provided, however, that payments under this subparagraph will be conditioned upon compliance with paragraph 6 of Employee’s Employment Agreement – Agreement Not to Compete – and payments made under this subparagraph must be returned to the Bank if the Employee violates the non-compete provisions contained in that non-compete paragraph;

(iv)                              the Bank shall pay the Employee the amount that has accrued to the Employee under the Long-Term Incentive Plan as of the first day of the month following the Date of Termination;

(v)                                 (A)  for a 36-month period after the Date of Termination, the Bank will arrange to provide the Employee with health and dental insurance substantially similar in design and cost to the Employee as the health and dental coverage available to the Employee immediately prior to the Notice of Termination; but all health and dental benefits receivable by the Employee pursuant to this Subsection (v)(A) shall be discontinued if the Employee obtains full-time employment providing comparable health and dental benefits to Employee provided in accordance with this Subsection (v)(A) during the 36-month period following the Date of Termination; and

(B)  for an 18-month period after the Date of Termination, the Bank will arrange to provide the Employee with life, disability and other welfare benefits (“Welfare Benefits”) substantially similar in design and cost to the Employee immediately prior to the Notice of Termination; but all such Welfare Benefits receivable by the Employee pursuant to this Subsection (v)(B) shall be discontinued if the Employee obtains full-time employment providing comparable Welfare Benefits to Employee provided in accordance with this Subsection (v)(B) during the 18-month period following the Date of Termination.

(vi)                              payment in accordance with the HF Financial Corp. Excess Plan for Executives;

(vii)                           payment in accordance with the Deferred Compensation Agreement;

(viii)                        the Bank shall pay for individual out-placement counseling services for the Employee in an amount that shall not exceed $10,000 for a period of time not extending beyond the end of the second calendar year following the calendar year of the Employee’s Date of Termination;

(ix)                                a lump sum payment equal to 18-months of membership dues to the country club(s) that the Employee is a member of upon his Date of Termination;

(x)                                   financial planning and tax preparation expenses, not to exceed $5,000 from the Date of Termination payable for 18 months following the Date of Termination;

(xi)                                a lump sum payment equal to the value of any other fringe benefits or perquisites provided to the Employee immediately prior to his Date of Termination; and

(xii)                             in accordance with the HF Financial Corp. 1991 and 2002 Stock Option and Incentive Plan, the vesting of awards and lapsing of restrictions as set forth in the HF Financial Corp. 1991 and 2002 Stock Option and Incentive Plan.

The payments provided for in Section 4(a) (i), (ii), (iii), (iv), (ix), and (xi) above shall be made on the 30th day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Bank shall pay to the Employee on such day an estimate as determined in good faith by the Bank of the minimum amount of such payments and shall pay the remainder of such payments (together with interest from the date of such estimated payment at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”)) on the 45th day after the Date of Termination.  Notwithstanding the above, if the Bank determines that any of the payments in Section 4(a) are subject to 409A(a)(2)(B)(i) of the Code (or a successor provision), then any such payments shall be delayed until the first day following the sixth month anniversary of the Employee’s Date of Termination.

In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Bank to the Employee payable no later than 30 days after demand by the Bank (together with interest from the date of such estimated payment at the rate provided in Section 1274(b)(2)(B) of the Code).

b.                                      The Bank shall also pay to the Employee any reasonable legal fees and reasonable expenses incurred by the Employee (i) as a result of successful litigation against the Bank for nonpayment of any benefit hereunder, or (ii) in connection with any dispute with any Federal, state, or local governmental agency with respect to benefits claimed under this Agreement.  If the Employee utilizes arbitration to resolve any such dispute, the Bank will pay any reasonable legal fees and reasonable expenses incurred by the Employee in connection therewith.

c.                                       The Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Employee as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 4a(v) hereof.

5.                                       Tax Gross Up.

a.                                       Notwithstanding any provision contained in this Agreement to the contrary, if any amount or benefit to be paid or provided under Section 4(a) would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then the Bank shall make a Tax Gross Up Payment to or on behalf of the Employee.  For purposes of this Agreement, “Tax Gross Up Payment”  shall mean a payment to or on behalf of Employee which shall be sufficient to pay, in full, (a) any excise tax imposed under Section 4999 of the Code on any amount or benefit to be paid or provided under Section 4(a); and (b) any federal, state and local income tax, any social security and other employment tax, and any additional excise tax under Section 4999 of the Code on the amount of the excise tax payment described in subclause (a) of this Section 5, and the aggregate amount of additional tax payments described in this clause (b); but, (c) excluding any interest or penalties assessed by the Internal Revenue Service on Employee which are attributable to Employee’s willful misconduct or negligence.

b.                                      If requested by Employee or the Bank, the determination of whether any Tax Gross Up Payment is required pursuant to the preceding paragraph will be made by an independent accounting firm that is a “Big-4 Accounting Firm” (or other accounting firm mutually acceptable to Employee and the Bank) not then-engaged as the Bank’s independent public auditor, at the expense of the Bank, and the determination such independent accounting firm will be final and binding on all parties. In making its determination, the independent accountant will allocate a reasonable portion of the payments described in Section 4(a)to the value of any personal services rendered by Employee following the Change in Control and the value of any non-competition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment.

6.                                       No Exclusivity Rights.  Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Bank and for which the Employee may qualify, nor, except as provided in Section 13, shall anything herein limit or reduce such rights as the Employee may have under any other agreement with, or plan, program, policy or practice of the Bank.  Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of the Bank (including, without limitation, the cash out of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by this Agreement.

7.                                       Successors.

a.                                       The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank or of any division or subsidiary thereof employing the Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place.  Failure of the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as he would be entitled hereunder if his employment were terminated for Good Reason following a Change-in-Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination and Notice of Termination shall be deemed to have been given on such date.

b.                                      This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate or, if no estate, in accordance with applicable law.

8.                                       Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

If to the Bank, to:

Home Federal Bank

Attention: Corporate Secretary

225 South Main Avenue

Sioux Falls, SD  57104

If to Employee, to:

Curtis L. Hage

225 S. Main Avenue

Sioux Falls, South Dakota 57104

or to the home address which is maintained on file with the Bank.

Either party to this Agreement may change its address for purposes of this Section 8 by giving 15 days’ prior notice to the other party hereto.

9.                                       Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board to sign on behalf of the Bank.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Dakota.

10.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.                                 Arbitration.  Any disputes under this Agreement will be resolved by arbitration, in the state of South Dakota, by a mutually-agreeable neutral arbitrator, pursuant to the rules of the American Arbitration Association.  The decision of the arbitrator shall be final and binding on the parties.  All information and documentation submitted by the parties or received from any other source, together with all transcripts of the hearing(s) or other proceedings, and the arbitrator’s findings, shall be treated by the arbitrator and the parties as Confidential Information and the participants agree not to disclose or turn over any such information or documentation to a third party without the prior written consent of the parties, or pursuant to a lawful subpoena or court order, or an order to obtain a injunctive relief;

13.                                 Employment Agreement. Reference is hereby made to that certain Agreement, dated contemporaneously with this Agreement, by and between the Bank and the Employee.  The termination of Employee’s Employment Agreement by the Bank or its successor, as defined in Section 7 shall have no effect on the term of this Agreement.  However, the termination of the Employment Agreement by the Employee shall result in termination of this Agreement at the same time the Employment Agreement terminates.  All terms and conditions of Employee’s Employment Agreement, including the non-compete provisions in paragraph 6, shall continue in force and effect (until termination of the Employment Agreement in accordance with its terms), including following a Change-in-Control, except as expressly modified by this Section, except that when Employee is terminated following a Change-in-Control, the severance provisions in Employee’s Employment Agreement shall not apply and payments to the Employee shall be governed by this Agreement.  The mutual promises in this Agreement and in the Employment Agreement shall serve as consideration for each agreement contemporaneously executed.

14.                                 Effective Date.  This Agreement shall become effective as of the date first set forth above.

15.                                 Employment.                           This Agreement does not constitute a contract of employment or impose on the Bank any obligation to retain the Employee as an employee, to continue his current employment status, or to change any employment policies of the Bank.

16.                                 Section 409A of the Code.  It is the intent of the parties that this Agreement be construed to avoid the excise tax and penalties described in Section 409A of the Code.  The parties acknowledge that the Agreement may require amendment to comply with the requirements of Section 409A of the Code.

17.                                 Amendments.  No amendments or additions to this Agreement shall be binding unless stipulated in writing and signed by both parties, except as herein otherwise provided.

18.                                 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or unenforceability of the other provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

By:	Wm. G. Pederson
Its:	Chairman, HF Financial Corp.
Personnel, Compensation and
Benefits Committee

EMPLOYEE

Curtis L. Hage